EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Timberline Resources Signs Letter of Intent to Sell Its Contract Drilling Subsidiary

Coeur d’Alene, Idaho – September 6, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that it has signed a non-binding Letter of Intent (“LOI”) to sell its wholly-owned contract drilling subsidiary, Timberline Drilling, Inc. (“TDI”), to a private company formed by a group of investors, including certain members of the current senior management team of TDI.

The sale is valued at approximately $13 million, subject to closing adjustments, and will allow Timberline to:

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focus on the Company’s core business of gold exploration, development, and production;

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repay its $5 million convertible debt obligation and, with the assumption of all TDI debt by the purchaser, become debt-free;

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retain certain strategic benefits of owning the drilling subsidiary by entering into an agreement with the purchaser to provide future core drilling services to Timberline at below-market prices;

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accelerate drilling and exploration at its district-scale South Eureka (Nevada) gold property.

Paul Dircksen, Timberline’s President and CEO, commented, “With gold prices exceeding $1,800 per ounce, we believe that the economic potential of our core business is extremely compelling and requires our uncompromised focus.  Our advanced exploration at South Eureka entails significant investment as we work to define a major gold deposit, and the sale of TDI will propel us forward in that effort. Furthermore, gold production from the Butte Highlands Joint Venture is expected early next year, rendering cash flow from TDI operations less attractive relative to near-term monetization.  We also welcome the opportunity to become a debt-free company.  We are very pleased with this agreement and are optimistic that we can successfully close this sale in a timely manner.”

The Company entered into the LOI after an extensive process that included in-depth discussions with other potential purchasers and an evaluation of the transaction relative to the current valuations of public companies in the drilling sector.  Paradigm Capital of Toronto acted as the Company’s financial advisors related to this transaction.

The sale is expected to close on or before November 15, 2011 and is contingent upon the successful execution of a definitive sale agreement with reasonable, customary, and mutually-agreeable conditions and successful due diligence.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is slated to commence early in 2012.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing, terms and value of the Company’s sale of Timberline Drilling,  the timing or results of the Company’s drill programs at Butte Highlands and South Eureka, the timing of assay results from such drilling programs being released, the district-scale potential of the South Eureka project, the expansion of the mineralization at the South Eureka project, the timing of a production decision at the South Eureka project, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

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